EXHIBIT 99

                                         FOR:   Consolidated Graphics, Inc.

                                 APPROVED BY:   Ronald E. Hale, Jr.
                                                Vice President & Treasurer
                                                (713) 787-0977

                                     CONTACT:   Betsy Brod/Jonathan Schaffer
                                                Media:  Eileen King
                                                Morgen-Walke Associates, Inc.
                                                (212) 850-5600

FOR IMMEDIATE RELEASE

                 CONSOLIDATED GRAPHICS COMPLETES ACQUISITION OF
                  METROPOLITAN PRINTING OF BLOOMINGTON, INDIANA

     HOUSTON, TEXAS - November 3, 1998 - Consolidated Graphics, Inc. (NYSE:CGX) today announced that it has completed the acquisition of Metropolitan Printing Service, Inc., a high quality commercial printer located in Bloomington, Indiana. Metropolitan, a market leader for over 30 years, will continue to be led by Tad Wilson and Charles Neumeyer. Other terms of the transaction were not disclosed.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics said, "Tad Wilson, Charles Neumeyer and their highly skilled employees have worked hard and earned an excellent reputation with their customers. They share our service-oriented philosophy, which when coupled with greater resources, should produce future growth and improved operating results. We are pleased to have them join Consolidated Graphics."

     Consolidated Graphics, Inc. is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have 50 companies with annualized revenues in excess of $580 million.


     This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.
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